Exhibit 2.01

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COMPUTER SCIENCES CORPORATION,

SURFSIDE ACQUISITION CORP.,

AND

COVANSYS CORPORATION

DATED AS OF APRIL 25, 2007

TABLE OF CONTENTS

		Page

ARTICLE I	THE MERGER	1

Section 1.1	The Merger	1
Section 1.2	Effective Time; Closing	2
Section 1.3	Effect of the Merger	2
Section 1.4	Articles of Incorporation and Bylaws	2
Section 1.5	Directors and Officers	2
Section 1.6	Effect on Capital Stock	3
Section 1.7	Surrender of Certificates	3
Section 1.8	No Further Ownership Rights in Company Common Stock	5
Section 1.9	Lost, Stolen or Destroyed Certificates	5
Section 1.10	Warrants	5
Section 1.11	Further Action	6

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF COMPANY	6

Section 2.1	Organization; Standing and Power; Charter Documents; Subsidiaries	6
Section 2.2	Capital Structure	7
Section 2.3	Authority; Non-Contravention; Consents	9
Section 2.4	SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance	12
Section 2.5	Absence of Certain Changes or Events	13
Section 2.6	Taxes	14
Section 2.7	Intellectual Property	22
Section 2.8	Compliance; Permits; FCPA	21
Section 2.9	Litigation	22
Section 2.10	Brokers’ and Finders’ Fees	22
Section 2.11	Related Party Transactions	22
Section 2.12	Employee Matters	22
Section 2.13	Property	26
Section 2.14	Environmental Matters	26
Section 2.15	Contracts	27
Section 2.16	Proxy Statement	29
Section 2.17	Insurance	29
Section 2.18	Fairness Opinion	29
Section 2.19	Whistleblower Notification	29

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	30

Section 3.1	Organization
Section 3.2	Authority; Non-Contravention; Consents
Section 3.3	Disclosure
Section 3.4	Ownership and Interim Operations of Merger Sub
Section 3.5	Financial Capability

i

Index of Defined Terms

Acceptable Confidentiality Agreement	38	Company Options	8
Acquisition Proposal	40	Company Permits	21
affiliate	54	Company Preferred Stock	7
Agreement	1	Company Products	17
Balance Sheet Date	13	Company SEC Documents	12
beneficial ownership	54	Company Securities	8
business day	54	Company Stock Plans	8
Capitalization Date	7	Company Termination Fee	52
Certificate	3	Confidentiality Agreement	10
Certificate of Merger	2	Consent	11
Change	54	Continuing Employees	44
Change of Recommendation	39	Contract	55
Change of Recommendation Notice	39	Copyrights	20
Closing	2	D&O Insurance	46
Closing Date	2	Deferred Compensation Plan	45
Code	4	Derivative Work	20
Company	1	Domain Names	20
Company Balance Sheet	13	Effective Time	2
Company Board Recommendation	10	End Date	49
Company Charter Documents	7	Engagement Letter	22
Company Common Stock	3	Environmental Law	55
Company Disclosure Letter	6	ERISA	23
Company Employee	23	Exchange Act	11
Company Employee Agreement	23	Exchange Fund	3
Company Employee Plans	23	Financial Advisor	22
Company ERISA Affiliate	23	Foreign Antitrust Laws	11
Company Financials	12	Fortune	56
Company International Plan	23	GAAP	12
Company IP	21	Governmental Entity	11
Company IP Agreements	18	Hazardous Substance	56
Company Material Adverse Effect	54	HIPAA	45
Company Material Contract	27	HSR Act	11

include	54	Permits	21
includes	54	Permitted Encumbrances	14
including	54	Person	56
Indemnified Parties	46	plan of merger	54
Insurance Policies	29	Proceeding	22
Intellectual Property	20	Proxy Statement	29
Intellectual Property Rights	20	Representatives	37
IRS	24	Requisite Shareholder Approval	10
Junior Preference Shares	7	Rights	1
knowledge	56	Rights Plan	1
Labor Organization	25	Rights Plan Amendment	1
Law	56	Sarbanes-Oxley Act	12
Leased Real Property	26	SEC	11
Leases	26	Securities Act	12
Legal Restraint	36	Shareholders’ Meeting	37
Licensed Company IP	21	Subsidiary	6
Liens	7	Subsidiary Charter Documents	7
MBCA	1	Subsidiary Securities	9
Merger	2	Superior Offer	40
Merger Consideration	3	Surviving Corporation	2
Merger Sub	1	Tax	15
Merger Sub Capital Stock	3	Tax Returns	15
Nasdaq	12	Taxes	15
Notice Period	39	Taxing Authority	15
NYSE	12	Terminating Plan	45
Option Consideration	43	the business of	54
Order	21	Trade Secrets	21
Owned Company IP	21	Trademarks	20
Parent	1	Triggering Event	50
Parent Material Adverse Effect	56	Voting Debt	9
Patents	20	Warrant	5
Paying Agent	3	without limitation	54
Pension Plan	24

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 25, 2007, by and among Computer Sciences Corporation, a Nevada corporation (“Parent”), Surfside Acquisition Corp., a Michigan corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Covansys Corporation, a Michigan corporation (“Company”).

RECITALS

A. The Board of Directors of Company has, in accordance with the Michigan Business Corporation Act (the “MBCA”), (i) determined that the Merger is fair to, and in the best interests of, Company and its shareholders and declared the Merger to be advisable, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby upon the terms and conditions contained herein, and adopted the plan of merger contained in this Agreement, and (iii) resolved to recommend that the holders of shares of Company Common Stock approve this Agreement and the plan of merger contained herein in accordance with the applicable provisions of the MBCA and directed that such matter be submitted to Company’s shareholders at the Shareholders’ Meeting;

B. Parent, as the sole shareholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

C. Concurrently with the execution of this Agreement, and as a condition to Parent and Merger Sub entering into this Agreement, Company and EquiServe Trust Company, N.A. are entering into an amendment (the “Rights Plan Amendment”) to that certain Rights Agreement, dated as of December 1, 2004, as amended (the “Rights Plan”), so as to render the rights issued thereunder (the “Rights”) inapplicable to this Agreement and the transactions contemplated hereby.

D. Prior to the execution of this Agreement, the Board of Directors of Company has approved in advance the transactions contemplated by this Agreement including the acquisition of Company and shares of the capital stock of Company by Parent and Parent becoming an “interested shareholder”, for purposes of Section 782 of the MBCA.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER

Section 1.1  The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the MBCA, Merger Sub shall be merged with and into Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 1.2  Effective Time; Closing.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Department of Labor and Economic Growth of the State of Michigan in accordance with the relevant provisions of the MBCA (the time of such filing with the Department of Labor and Economic Growth of the State of Michigan (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Katten Muchin Rosenman LLP, located at 575 Madison Avenue, New York, New York, at 10:00 a.m., New York City time, on the second business day after the satisfaction or waiver of all of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the date on which the Closing actually occurs, the “Closing Date”).

Section 1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and Section 724 of the MBCA.

Section 1.4  Articles of Incorporation and Bylaws.  At the Effective Time, the articles of incorporation of Company shall be amended and restated in its entirety to be identical to the articles of incorporation of Merger Sub, in effect immediately prior to the Effective Time, until thereafter amended in accordance with the MBCA and as provided in such articles of incorporation; provided, however, that at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Covansys Corporation”. At the Effective Time, the bylaws of Company shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the MBCA and as provided in such bylaws.

Section 1.5  Directors and Officers.  The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

Section 1.6  Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of any shares of capital stock of Company, the following shall occur:

(a)  Company Common Stock. Each share of the Common Stock, no par value, of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b)), together with any Rights associated therewith, will be canceled and extinguished and automatically converted into the right to receive $34.00 in cash, without interest (the “Merger Consideration”) upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7(c) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and bond, if required, in the manner provided in Section 1.9). As of the Effective Time, such shares of Company Common Stock and any associated Rights with respect thereto shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(b)  Cancellation of Treasury and Parent Owned Stock. Each share of Company Common Stock held by Company or Parent or any direct or indirect wholly-owned Subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or the payment of any consideration therefor.

(c)  Capital Stock of Merger Sub. Each share of capital stock of Merger Sub (the “Merger Sub Capital Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of capital stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

(d)  Stock Options. At the Effective Time, all Company Options outstanding under the Company Stock Plans shall be treated in accordance with Section 5.8.

Section 1.7  Surrender of Certificates.

(a)  Paying Agent. Prior to the Effective Time, Parent shall appoint an institution reasonably acceptable to Company to act as the paying agent (the “Paying Agent”), in accordance with an agreement reasonably satisfactory to Company, to receive the funds necessary to make the payments contemplated by Section 1.6.

(b)  Parent to Provide Merger Consideration. At or prior to the Effective Time, Parent shall deposit or cause the Merger Sub to deposit with the Paying Agent for payments in accordance with this Section 1.7, cash, for the benefit of the holders of Company Common Stock, in an amount sufficient to make payments of the Merger Consideration, pursuant to Section 1.6 and such funds shall hereinafter be referred to as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions, make payments out of the Exchange Fund and the Exchange Fund shall not be used for any purpose other than to fund payments upon surrender of Certificates. All expenses of the Paying Agent shall be paid by the Parent or Surviving Corporation.

(c)  Exchange Procedures. Immediately after the Effective Time, Parent shall mail, or shall cause the Paying Agent to mail, to each holder of record (as of the Effective Time) of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor by check an amount in cash (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.6(a) and the Certificates so surrendered shall forthwith be canceled.

(d)  Transfers of Ownership. If payment of the Merger Consideration is to be made to a Person other than a Person in whose name in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the payment thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid any transfer and other Taxes required by reason of the payment to a Person other than the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(e)  Withholding. Each of Parent, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(f)  Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis, provided that no such investment or loss thereon shall affect the amounts payable to Company shareholders pursuant to this Section 1.7. To the extent that there are losses with respect to such investments, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments so as to ensure that the Exchange Fund is maintained at a level sufficient to make such payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company shareholders pursuant to this Section 1.7 shall promptly be paid to Parent.

(g)  Termination of Exchange Fund. Notwithstanding anything to the contrary in this Section 1.7(g), neither Parent, Merger Sub, the Paying Agent, the Surviving Corporation nor any party hereto shall be liable to any Person for any cash from the Exchange Fund properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates one year after the Effective Time shall, at the request of Parent, be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7(g) shall after such delivery to Parent look only to Parent, and Parent shall thereafter be liable, for the Merger Consideration pursuant to Section 1.6(a), with respect to the shares of Company Common Stock formerly represented thereby.

Section 1.8  No Further Ownership Rights in Company Common Stock.  All Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, including any Rights associated with such Company Common Stock. After the Effective Time, there shall be no further registration of transfers on the records of Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided and in accordance with the procedures set forth in Section 1.7.

Section 1.9  Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 1.6(a); provided, however, that Parent or the Paying Agent, may, in its discretion, require the delivery of a suitable indemnity, as determined in Parent’s reasonable discretion.

Section 1.10  Warrants.  The warrants to purchase shares of Company Common Stock issued as of September 15, 2004 by Company to Fidelity Information Services, Inc., an Arkansas Corporation and CDR-COOKIE Acquisition, L.L.C., a Delaware limited liability company (each, a “Warrant”) may be exercised prior to the Effective Time in accordance with the terms and conditions applicable to such Warrant and upon such exercise shall result in the issuance of shares of Company Common Stock that shall be subject to the terms of this Agreement. Each Warrant that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall after the Effective Time entitle the holder of such Warrant to receive from the Surviving Corporation, upon the exercise of the Warrant and delivery of a Subscription Notice (as defined in such Warrant), in lieu of any shares of Company Common Stock issuable upon exercise prior to the Effective Time, either (a) upon payment of the applicable Exercise Price (as defined in such Warrant), an amount in cash equal to the product of the Merger Consideration multiplied by the total number of shares of Company Common Stock subject to the Warrant designated in such Subscription Notice or (b) upon a valid election for a cashless exercise pursuant to the terms of such Warrant, an amount in cash equal to (i) the product of the Merger Consideration multiplied by the total number of shares of Company Common Stock subject to the Warrant designated in such Subscription Notice, minus (ii) the aggregate Exercise Price with respect to all shares of Company Common Stock subject to the Warrant designated in such Subscription Notice.

Section 1.11  Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the correspondingly numbered section of the disclosure letter dated the date of this Agreement and delivered by Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), that specifically relates to such section or in another section of the Company Disclosure Letter to the extent that it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such section, Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 2.1  Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)  Organization; Standing and Power. Company and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside of the United States). Each of Company and its Subsidiaries has the requisite corporate power and authority to own, lease and operate its respective properties and to carry on its business as now being conducted. Each of Company and its Subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside of the United States) other than where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries (it being understood that, for purposes of this Agreement, Fortune shall be deemed to be a Subsidiary of Company).

(b)  Charter Documents. Company has delivered or made available to Parent: (i) a true and correct copy of the Restated Articles of Incorporation (including any Certificate of Designations) and Bylaws of Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents, each as amended to date (collectively, the “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents. No Subsidiary is in violation of any of its applicable Subsidiary Charter Documents, except where such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)  Subsidiaries. Section 2.1(c) of the Company Disclosure Letter lists all of the Subsidiaries of Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued, were issued free of preemptive rights, and are fully paid and nonassessable and are owned directly or indirectly by Company, free and clear of all pledges, liens, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities Laws. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any corporation, partnership, joint venture, association, limited liability company or other entity, other than ordinary course investments in investment securities.

Section 2.2  Capital Structure.

(a)  Capital Stock. The authorized capital stock of Company consists of: (i) 200,000,000 shares of Company Common Stock, without par value, and (ii) 1,000,000 shares of preferred stock, no par value (the “Company Preferred Stock”), of which 200,000 shares of Company Preferred Stock are designated as Series A Voting Convertible Preferred Stock and 37,620 shares of Company Preferred Stock are designated as Series B Participating Preferred Stock (the “Junior Preference Shares”). At the close of business on the business day immediately preceding the date hereof (the “Capitalization Date”): (i) 36,492,526 shares of Company Common Stock were issued and outstanding, (ii) 9,000,000 shares of Company Common Stock were subject to issuance pursuant to the Warrants, and (iii) no shares of Company Preferred Stock were issued and outstanding; provided that 37,620 Junior Preference Shares have been reserved for issuance in connection with the Rights Plan. Section 2.2(a) of the Company Disclosure Letter sets forth a list of each outstanding Warrant, and (1) the name of the holder of such Warrant, (2) the number and class of shares of Company capital stock subject to such Warrant, (3) the exercise price of such Warrant and (4) the date on which such Warrant expires. All of the outstanding shares of capital stock of Company are, and all shares of capital stock of Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. Dissenters’ rights are not available pursuant to Section 762 of the MBCA with respect to shares of Company Common Stock in connection with the transactions contemplated by this Agreement.

(b)  Options. (i) As of the close of business on the Capitalization Date, an aggregate of 1,617,085 shares of Company Common Stock were subject to issuance pursuant to outstanding options or stock appreciation rights to purchase Company Common Stock (“Company Options”) granted under the Covansys Corporation 1996 Stock Option Plan, as amended, and the Covansys Corporation 2007 Stock Option Plan (collectively, the “Company Stock Plans”). All shares of Company Common Stock subject to issuance under the Company Stock Plans upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Section 2.2(b)(i) of the Company Disclosure Letter sets forth each Company Option outstanding as of the Capitalization Date, the number of shares of Company Common Stock issuable thereunder or related thereto, the expiration date and the exercise price thereof.

(ii)  There are no outstanding or authorized stock appreciation rights, phantom stock, profit participation, rights to purchase or acquire Company Preferred Stock or other similar rights with respect to Company, other than in respect of the Junior Preference Shares. Other than the Company Options and the Warrants, there are no outstanding (i) securities of Company or any of its Subsidiaries convertible into or exchangeable for shares of Voting Debt, capital stock, voting securities or other ownership interests in Company, (ii) options, restricted stock warrants, rights or other agreements or commitments to acquire from Company or any of its Subsidiaries, or obligations of Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) Company, (iii) obligations of Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Voting Debt, capital stock, voting securities or other ownership interests in Company (the items in clauses (i), (ii) and (iii), together with the capital stock of Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Warrants, all outstanding Company Options, and all outstanding shares of capital stock of each Subsidiary of Company have been issued and granted in compliance in all material respects with all requirements set forth in applicable Contracts.

(iii)  There are no outstanding Contracts requiring Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any Company Securities or Subsidiary Securities or (B) dispose of any Subsidiary Securities. Other than as set forth in Section 2.2(b)(iii) of the Company Disclosure Letter, Company is not a party to any voting agreement with respect to any Company Securities or Subsidiary Securities.

(iv)  To the knowledge of Company, all Company Options have an exercise price equal to no less than the fair market value of the underlying shares of Company Common Stock on the accounting measurement date, except where such violations would not, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of Company, all Company Options granted after December 31, 2004, were granted with respect to a class of stock of Company that is “service recipient stock” (within the meaning of applicable regulations under Code Section 409A).

(c)  Voting Debt. No bonds, debentures, notes or other indebtedness of Company or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders or other equity owners may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital stock or voting securities of Company or any of its Subsidiaries, is issued or outstanding as of the date hereof (collectively, “Voting Debt”).

(d)  Warrants. Since the issuance of each of the Warrants, (i) no adjustment has occurred to the Exercise Price (as defined, respectively, in each of the Warrants) or the number of shares of Company Common Stock subject to the Warrants, and (ii) there has been no Change that requires any such adjustment.

(e)  Subsidiary Securities. There are no outstanding (i) securities of Company or any of its Subsidiaries convertible into or exchangeable for shares of Voting Debt, capital stock, voting securities or other ownership interests in any Subsidiary of Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from Company or any of its Subsidiaries, or obligations of Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of Company, (iii) obligations of Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Voting Debt, capital stock, voting securities or other ownership interests in any Subsidiary of Company (the items in clauses (i), (ii) and (iii), together with the capital stock or other equity interests of such Subsidiaries, being referred to collectively as “Subsidiary Securities”).

Section 2.3  Authority; Non-Contravention; Consents.

(a)  Authority. Company has all requisite corporate power and authority to enter into this Agreement and, in the case of the consummation of the Merger, and the other transactions contemplated hereby, subject to obtaining the Requisite Shareholder Approval and the filing of the Certificate of Merger pursuant to the MBCA. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary by Company to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than in the case of consummation of the Merger, obtaining the Requisite Shareholder Approval and the filing of the Certificate of Merger pursuant to the MBCA. This Agreement has been duly executed and delivered by Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity. The making of any offer or proposal, or indication of interest in making an offer or proposal, and the taking of any other action by Parent or Merger Sub in accordance with this Agreement and the transactions contemplated hereby have been consented to by the Board of Directors of Company under provisions of the confidentiality agreement, dated April 9, 2007, between Parent and Company (the “Confidentiality Agreement”).

(b)  Company Board Recommendation. The Board of Directors of Company, by resolutions duly adopted at a meeting of all directors duly called and held, has in accordance with the MBCA (i) determined that the Merger is fair to, and in the best interests of, Company and its shareholders and declared the Merger to be advisable, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the MBCA upon the terms and conditions contained herein and adopted the plan of merger contained in this Agreement, and (iii) resolved to recommend that the holders of shares of Company Common Stock approve this Agreement and the plan of merger contained herein in accordance with the applicable provisions of the MBCA and directed that such matter be submitted to Company’s shareholders at the Shareholders’ Meeting (collectively, the “Company Board Recommendation”).

(c)  Requisite Shareholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting together as a single class, is the only vote of the holders of any class or series of Company capital stock required to approve this Agreement and the Merger. The approval of this Agreement and the Merger by the vote required by the preceding sentence is referred to herein as the “Requisite Shareholder Approval”.

(d)  Takeover Laws. The bylaws of Company provide that Company will not be subject to the provisions of the MBCA regarding control share acquisitions. The Board of Directors of Company, by resolutions duly adopted at a meeting of all directors duly called and held, approved in advance the transactions contemplated by this Agreement, including the acquisition of Company and shares of the capital stock of Company by Parent and Parent becoming an “interested shareholder”, for purposes of Section 782 of the MBCA, and such approval is sufficient to render inapplicable to the Agreement and the transactions contemplated hereby Section 780 of the MBCA. Such resolutions and approvals have not been subsequently rescinded, modified or withdrawn in any way.

(e)  Rights Plan. Company has taken all necessary action, including executing the Rights Plan Amendment, to render the Rights Plan inapplicable to this Agreement and the transactions contemplated hereby. The Rights Plan, as so amended, has not been further amended or modified. Copies of all such amendments to the Rights Plan have been previously provided to Parent.

(f)  Non-Contravention. The execution and delivery of this Agreement by Company does not, and performance of this Agreement by Company will not: (i) conflict with or violate the Company Charter Documents or any of the Subsidiary Charter Documents, (ii) subject to obtaining the Requisite Shareholder Approval and compliance with the requirements set forth in Section 2.3(g), conflict with or violate any Law applicable to Company or any of its Subsidiaries or by which Company or any of its Subsidiaries or any of their respective properties is bound or affected, (iii) subject to obtaining the Requisite Shareholder Approval and compliance with the requirements set forth in Section 2.3(g), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party, or give to others any rights of termination, amendment, acceleration or cancellation, or require any consent, under any Contract, or (iv) result in the creation of any Lien on any of the properties or assets of Company or any of its Subsidiaries, except in the case of each of clauses (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(g)  Consents. No consent, approval, order or authorization of, or registration, declaration or filing (any of the foregoing being a “Consent”) with any federal, state or foreign government, any instrumentality, political subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Department of Labor and Economic Growth and appropriate documents with the relevant authorities of other states to satisfy the applicable material Laws of states in which Company is qualified to do business, (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) such Consents, as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any applicable foreign antitrust, competition or merger control Laws (“Foreign Antitrust Laws”), that are applicable to the transactions contemplated by this Agreement, (iv) such material Consents as may be required under applicable state securities, “blue sky” or federal laws, the securities laws of any foreign country, or the rules and regulations of the NASDAQ Global Select Market (“Nasdaq”) or the New York Stock Exchange (“NYSE”), and (v) such other Consents, which if not obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 2.4  SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a)  SEC Filings. Company has filed with or furnished to the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be so filed or furnished by it since January 1, 2005 (the “Company SEC Documents”). Company has made available to Parent all such Company SEC Documents (except to the extent such Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to conform in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as applicable, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)  Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financials”), as amended or supplemented prior to the date of this Agreement: (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (ii) fairly presents in all material respects the consolidated financial position of Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of Company’s operations, shareholders’ equity and cash flows for the periods indicated; provided, that unaudited interim financial statements may not contain footnotes required by GAAP to be included in audited financial statements and are subject to normal year-end audit adjustments which are not, individually or in the aggregate, material in amount or significance, in each case as permitted by GAAP and the applicable rules and regulations of the SEC.

(c)  Internal Controls. Company has implemented and maintains a system of internal controls over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that provide reasonable assurance that (i) transactions are executed only in accordance with authorizations of management and directors and (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP. Company has implemented and maintains disclosure controls and procedures sufficient to ensure that information required to be disclosed by Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms. None of Company or its Subsidiaries has been made aware of (A) any significant deficiencies or material weaknesses in the design or operation of Company’s internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act), which would, individually or in the aggregate, have a Company Material Adverse Effect or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.

(d)  Undisclosed Liabilities. The balance sheet of Company, dated as of December 31, 2006 (the “Balance Sheet Date”), contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent, or otherwise) of the type required to be disclosed by GAAP on the Company Balance Sheet (or reflected in the footnotes thereto) that would, individually or in the aggregate, reasonably be expected to be material to Company and its Subsidiaries taken as a whole, other than (a) liabilities as and to the extent reflected or reserved against on the Company Balance Sheet and (b) liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice.

(e)  Off-Balance Sheet Arrangements. Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate or other entity, including any structured finance, special purpose or limited purpose entity or person, on the other hand) the purpose or effect of which is to avoid disclosure of any material transaction involving Company or any of its Subsidiaries in Company’s consolidated financial statements, or is otherwise a party to any arrangement described in Section 303(a)(4) of Regulation S-K promulgated by the SEC.

(f)  Sarbanes-Oxley Compliance. The chief executive officer and chief financial officer of Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document, except as disclosed in certifications filed with Company SEC Documents. Neither Company nor, to the knowledge of Company, any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

Section 2.5  Absence of Certain Changes or Events. Since the Balance Sheet Date, (a) there has not been any Company Material Adverse Effect and (b) except for actions expressly contemplated by this Agreement or publicly disclosed by Company in Company SEC Documents filed or furnished prior to the date hereof, (i) the business of each of Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice and (ii) there has not been (A) other than cash dividends made by any wholly owned Subsidiary of Company to Company or one of its Subsidiaries, any split, combination or reclassification of any shares of capital stock, declaration, setting aside or paying of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock of Company or any Subsidiary; (B) any change in any method of accounting or accounting principles or practice by Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or regulatory accounting principles; (C) any amendment of Company Charter Documents; (D) any acquisition, redemption or amendment of any Company Securities or Subsidiary Securities; (E) (1) any incurrence or assumption of any long-term or short-term debt or issuance of any debt securities by Company or any of its Subsidiaries except for short-term debt incurred to fund operations of the business or owed to Company or any of its wholly-owned Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (2) any assumption, guarantee or endorsement of the obligations of any other Person (except direct or indirect wholly-owned Subsidiaries of Company) by Company or any of its Subsidiaries, (3) any loan, advance or capital contribution to, or other investment in, any other Person by Company or any of its Subsidiaries (other than customary loans or advances to employees or direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice) or (4) any mortgage or pledge of Company’s or any of its Subsidiaries’ assets, tangible or intangible, or any creation of any Lien thereupon (other than Permitted Encumbrances); (F) any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any of its Subsidiaries (other than the Merger); (G) any material revaluation by Company or any of its Subsidiaries of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice; or (H) any communication between Nasdaq and Company with respect to the actual or potential de-listing of the Company Common Stock. For purposes of this Agreement, the term “Permitted Encumbrances” shall mean (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) Liens imposed by Law, such as landlord’s, mechanics’, laborers’, carriers’, materialmen’s, suppliers’ and vendors’ Liens arising in the ordinary course of business for sums not yet due and payable, or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) Liens securing the performance of bids, tenders, leases, contracts (other than for the payment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business, and (d) such other imperfections of title, charges, easements, restrictions and encumbrances as do not materially detract from the value of or otherwise materially interfere with the present use of any of Company’s or its Subsidiaries’ properties or otherwise materially impair Company’s or its Subsidiaries’ business operations.

Section 2.6  Taxes.

(a)  Definition. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of taxes, including taxes based upon or measured by gross receipts, net worth, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

(b)  Tax Returns and Audits.

Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(i)  Company and each of its Subsidiaries have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports and any amendments thereto (“Tax Returns”) relating to any and all Taxes concerning or attributable to Company, its Subsidiaries or their respective operations and such Tax Returns are true and correct and have been completed in accordance with applicable Law.

(ii)  Company and each of its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes and have timely withheld and paid to the appropriate foreign or domestic Governmental Entity exercising any taxing or Tax regulatory authority (a “Taxing Authority”) all Taxes and any other amounts required to be paid or withheld in connection with amounts paid or owed to any employee, independent contractor, creditor or other third party.

(iii)  Neither Company nor any of its Subsidiaries is delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Company or any of its Subsidiaries, nor does Company or any of its Subsidiaries have in effect any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)  No audit or other examination of any Tax Return of Company or any of its Subsidiaries is presently in progress, nor has Company or any of its Subsidiaries received written notification of any request for such an audit or other examination.

(v)  There are no Liens on the assets of Company or any of its Subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

(vi)  None of the assets of Company or any of its Subsidiaries is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(vii)  Neither Company nor any of its Subsidiaries is, nor has been at any time during the 5-year period ending with the Effective Time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(viii)  Neither Company nor any of its Subsidiaries (1) is, or since January 1, 2002 has been, a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (2) is a party to any Tax sharing, indemnification or allocation agreement, nor does Company or any of its Subsidiaries owe any amount under any such agreement, or (3) has any liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(ix)  Neither Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(x)  Neither Company nor any of its Subsidiaries has participated in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Section 6707A(c)(2) of the Code.

(xi)  Company and each of its Subsidiaries are in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government.

(xii)  No claim has been made in writing by any Taxing Authority in a jurisdiction where none of the Company or any of its Subsidiaries files Tax Returns to the effect that any of Company or its Subsidiaries is or may be subject to taxation by, or any of Company or its Subsidiaries is required to file any Tax Return in, that jurisdiction.

(xiii)  Neither Company nor any of its Subsidiaries (a) has agreed to or is required to make any adjustment under Section 481 of the Code that will require an adjustment to taxable income for any period following the Effective Time, (b) has received written notification that the Internal Revenue Service is proposing any such adjustment, or (c) has an application pending with the Internal Revenue Service requesting permission for any changes in methods of accounting.

(xiv)  To the knowledge of Company, (a) neither Company nor any of its Subsidiaries has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code and (b) Company is not and, within the past three years, has not been a passive foreign investment company within the meaning of Section 1297 of the Code.

(xv)  Company has not within the past three years received written notification from any U.S. federal or state Taxing Authority making or proposing any adjustment of Tax items of the Company or any of its Subsidiaries pursuant to Section 482 of the Code.

(xvi)  Neither Company nor any of its Subsidiaries has entered into a gain recognition agreement described in Treas. Reg. § 1.367(a)-8 that would be outstanding after the Effective Time.

(xvii)  Neither Company nor any of its Subsidiaries is party to or bound by any closing agreement with any U.S. federal or state Taxing Authority that has been entered into within the past three years.

Section 2.7  Intellectual Property.

(a)  Section 2.7(a) of Company Disclosure Letter contains a complete and accurate list (by name and version number), as of the date hereof, of all Company owned material products (i) currently distributed, marketed, or sold by Company or its Subsidiaries and (ii) that Company expects or intends to make available commercially or for revenue that are in development by the Company or any of its Subsidiaries as of the Closing Date (“Company Products”), provided that Company makes no representation or warranty that all such Company Products will in fact be made commercially available as of the Closing Date or that there are no other products that may become available at that time.

(b)  Section 2.7(b) of Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of the following Owned Company IP: (i) all such registered Trademarks and material unregistered Trademarks; (ii) all such Patents, if any, and (iii) all registered Copyrights, in each case listing, as applicable, (A) the name of the current owner, (B) the jurisdiction where the application/registration was filed or issued, and (C) the application or registration number. To the knowledge of Company, none of the Owned Company IP is invalid, except for any such invalidity that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)  Section 2.7(c) of Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of Company’s Domain Name registrations. Section 2.7(c) of Company Disclosure Letter identifies, for each Domain Name registration, the named owner, and the registrar with which that Domain Name is registered. To the knowledge of Company, Company’s use and registration of its Domain Names do not infringe any third party’s Intellectual Property Rights, except for any such infringement that would not, individually or in the aggregate, have a Company Material Adverse Effect. In the case in which Company or any of its Subsidiaries has acquired ownership of a Domain Name registration from another party, Company or its Subsidiary has, to the knowledge of Company, made or procured a transfer of the Domain Name in accordance with the procedure of the registrar, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d)  In each case in which Company or any of its Subsidiaries has acquired assignments of ownership of any registered Trademarks, registered Copyrights, or Patents currently included in the Owned Company IP from another Person as set forth in the Company Disclosure Letter, Company or one of its Subsidiaries has recorded or caused to be recorded each such assignment with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in the applicable jurisdiction, in each case in accordance with applicable Laws, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e)  “Company IP Agreements” shall mean any material Contract that is in effect on the date hereof and (i) under which Company or any of its Subsidiaries uses or otherwise exploits or has the right to use or otherwise exploit any Licensed Company IP, other than licenses and related services agreements for software that is used or otherwise exploited by Company or any of its Subsidiaries but not incorporated into any Company Products and that has not been materially customized solely for use or exploitation by Company or any of its Subsidiaries by the relevant licensor or service provider; or (ii) under which Company or any of its Subsidiaries has licensed to others any rights under or agreed to transfer to others any of the Company IP or Company Intellectual Property Rights, other than customer licenses or other similar agreements entered into in the ordinary course of business. To the knowledge of Company, neither the Company nor any of its Subsidiaries is in breach of any of the Company IP Agreements and, in each case except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (1) the parties contracting with Company or any of its Subsidiaries under the Company IP Agreements are not in breach thereof; (2) there are no pending disputes regarding the scope of such Company IP Agreements, performance under the Company IP Agreements, or with respect to payments made or received under such Company IP Agreements; and (3) all Company IP Agreements are in full force and effect.

(f)  To the knowledge of Company, the Owned Company IP, together with the Licensed Company IP, is sufficient for the conduct of the business of Company and its Subsidiaries as currently conducted.

(g)  Company and its Subsidiaries own all right, title and interest in the Owned Company IP, free and clear of all Liens other than (i) encumbrances, restrictions or other obligations arising under any of the Company IP Agreements and (ii) Liens that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(h)  Company and each of its Subsidiaries has taken reasonable and appropriate steps that, as a whole, are reasonable and appropriate to protect and preserve the confidentiality of any Trade Secrets that comprise any part of the Company IP. To the knowledge of Company, all use and disclosure by Company or any of its Subsidiaries of Trade Secrets owned by another Person have been pursuant to the terms of a written or other agreement with such Person or were otherwise lawful, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Company and its Subsidiaries have used commercially reasonable efforts to enforce any policy they respectively maintain with respect to the confidentiality of Trade Secrets, except for any failure to enforce that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(i)  To the knowledge of Company, the Company Products and the conduct by the Company and its Subsidiaries of their respective businesses have not infringed upon or otherwise violated and do not infringe upon or otherwise violate the Intellectual Property Rights of any third party, except for any such infringement that would not, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of Company, no Person or any of such Person’s products is infringing upon in any material respect any Owned Company IP.

(j)  There is no Proceeding involving a third party pending or, to the knowledge of Company, filed or threatened with respect to, and Company has not been notified in writing of, any alleged infringement or other violation in any material respect by Company or any of its Subsidiaries or any of its or their current products or services or other operation of Company’s or its Subsidiaries’ business of the Intellectual Property Rights of such third party. There is no pending or, to the knowledge of Company, threatened claim challenging the validity or enforceability of, or contesting Company’s or any of its Subsidiaries’ ownership of or rights with respect to, any of the Owned Company IP. To the knowledge of Company, Company and its Subsidiaries are not subject to any Order that restricts or impairs the use of any Company Intellectual Property or Intellectual Property Rights, other than restrictions or impairments that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(k)  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger) will not result in (i) Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property or Intellectual Property Rights pursuant to any Company IP Agreement, (ii) any right of termination or cancellation under any Company IP Agreement, (iii) the imposition of any Lien on any Owned Company IP, or (iv) after the Merger, Parent or any of its Subsidiaries being required, under the terms of any agreement to which Company or any of its Subsidiaries is a party, to grant any third party any rights or licenses to any of Parent’s or any of its Subsidiaries’ material Intellectual Property or material Intellectual Property Rights, except, in the case of each of clauses (ii) and (iii), as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(l)  Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures to prevent viruses and other disabling codes from entering Company Products. For the avoidance of doubt, any unauthorized access caused, in whole or in part, by the operating systems, hardware or software of third parties shall not be deemed to be caused by the Company Products.

(m)  To the knowledge of Company, the Company Disclosure Letter contains a complete and accurate list of all software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License) that is incorporated into or bundled with (i) a Company Product or (ii) any material software used by the Company or any of its Subsidiaries and covered in whole or material part by any Owned Company IP.

(n)  To the knowledge of Company, neither Company nor any of its Subsidiaries has experienced any material defects in the software and hardware used in their business as it is currently conducted (including any error or omission in the processing of any data) that, if not resolved, would, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(o)  To the knowledge of Company, Company’s and its Subsidiaries’ collection and dissemination of personal customer information in connection with their business has been conducted in accordance with applicable privacy policies published or otherwise adopted by Company and its Subsidiaries and any applicable Laws, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(p)  For purposes of this Agreement, the following terms have the meanings set forth herein:

(i)  “Derivative Work” shall have the meaning set forth in 17 U.S.C. Section 101.

(ii)  “Domain Names” shall mean any alphanumeric designation that is registered with, or assigned by, any domain name registrar, domain name registry, or other domain name registration authority as part of an electronic address on the Internet.

(iii)  “Intellectual Property” shall mean any or all of the following: (1) proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (2) business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person including databases and data collections and all rights therein; (3) original works of authorship (including computer program, source code, object code, whether embodied in software, firmware or otherwise), architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; and (4) any similar or equivalent property of any of the foregoing (as applicable).

(iv)  “Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (1) patents and applications therefor, if any, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (2) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (3) industrial designs and any registrations and applications therefor; (4) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); and (5) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person; including databases and data collections and all rights therein (“Trade Secrets”).

(v)  “Company IP” shall mean all material Intellectual Property that is used or held for use by Company or any of its Subsidiaries.

(vi)  “Licensed Company IP” means all Company IP and the Intellectual Property Rights of the Company other than the Owned Company IP.

(vii)  “Owned Company IP” shall mean that portion of the Company IP and the Intellectual Property Rights of the Company that are owned by Company and its Subsidiaries.

Section 2.8  Compliance; Permits; FCPA.

(a)  Compliance. The Company and each of its Subsidiaries is, and at all times since the Balance Sheet Date has been, in compliance in all material respects with all Laws applicable to Company or any of its Subsidiaries or to the conduct of the business or operations of Company and its Subsidiaries, except for such violations or noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no outstanding or currently existing order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Entity (“Order”), that is binding on Company or any of its Subsidiaries that prohibits or materially impairs any material business practice of Company or any of its Subsidiaries, any acquisition of material property by Company or any of its Subsidiaries or the conduct of business by Company and its Subsidiaries as currently conducted, except for such Order that would not, individually or in the aggregate, have a Company Material Adverse Effect. No representation or warranty is made in this Section 2.8 with respect to (i) compliance with the Securities Act, the Exchange Act or Sarbanes-Oxley, to the extent such compliance is covered in this Agreement, (ii) applicable Laws with respect to Taxes, (iii) Environmental Laws, (iv) ERISA matters, (v) the MBCA and (vi) Intellectual Property.

(b)  Permits. Company and its Subsidiaries hold, to the extent legally required, all material permits, licenses, consents, authorizations and approvals from Governmental Entities (“Permits”) that are required to conduct their business as currently conducted (collectively, “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of Company, threatened, except for such noncompliance, suspensions or cancellation that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)  Foreign Corrupt Practices Act. Neither Company nor any of its Subsidiaries (including any of their respective officers or directors) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

Section 2.9  Litigation. As of the date hereof, there is no suit, claim, action, investigation, proceeding, arbitration or mediation by or before any Governmental Entity (each, a “Proceeding”) pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries or any properties or assets of Company or of any of its Subsidiaries other than any such Proceeding that (a) does not involve an amount in controversy in excess of $750,000, (b) does not seek material injunctive relief, or (c) if resolved in accordance with plaintiff’s demands, would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither Company nor any Subsidiary of Company is subject to any outstanding Order, that would, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, no executive officer or director of the Company or any of its Subsidiaries is a defendant in any Proceeding in connection with his status as an executive officer or director of the Company or any of its Subsidiaries.

Section 2.10  Brokers’ and Finders’ Fees. Except for fees payable to Credit Suisse Securities (USA) LLC (the “Financial Advisor”) pursuant to an engagement letter with Company dated March 23, 2007 (the “Engagement Letter”), and fees payable to The Chesapeake Group, pursuant to an engagement letter with Company dated April 16, 2007, Company has not incurred any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, and other than provisions relating generally to the indemnification of officers and directors, Company has not entered into any indemnification agreement or arrangement with any Person in connection with this Agreement and the transactions contemplated hereby. Complete and correct copies of the Engagement Letters, or accurate descriptions of the material terms of which and amounts payable by Company thereunder, have been provided to Parent, and the Engagement Letters have not been amended or modified in any respect.

Section 2.11  Related Party Transactions. Except as set forth in the Company SEC Documents filed prior to the date hereof, or compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between Company or any of its Subsidiaries, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of Company, on the other hand.

Section 2.12  Employee Matters.

(a)  List. Section 2.12(a) of the Company Disclosure Letter contains an accurate and complete list of (i) each material plan, program, policy, agreement, collective bargaining agreement, or other material arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-related awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act (“ERISA”), which is or has been maintained, contributed to, or required to be contributed to, in each case, within the past 5 years, by Company or any Subsidiary of Company or any other Person under common control with Company or any Subsidiary of Company within the meaning of Section 414 of the Code (each, including each Subsidiary of Company, a “Company ERISA Affiliate”) for the benefit of any current or former employee, consultant or director of Company or any Company ERISA Affiliate (each a “Company Employee”), and with respect to which Company or any Company ERISA Affiliate has or may have any liability or obligation, contingent or otherwise (collectively, the “Company Employee Plans”), and (ii) each employment, severance or consulting agreement between Company or any Company ERISA Affiliate and any Company Employee (each a “Company Employee Agreement”). Neither Company nor any Company ERISA Affiliate has any plan or commitment (i) to establish, adopt or enter into any new Company Employee Plan or Company Employee Agreement, or (ii) to modify or amend any Company Employee Plan or Company Employee Agreement (except to the extent required by Law or as required by this Agreement).

(b)  Documents. Company has made available to Parent correct and complete copies of: (i) all material documents embodying each Company Employee Plan and each Company Employee Agreement including all amendments, summary plan descriptions, trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required to be filed for any Company Employee Plan; (iv) if a Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent IRS determination letter for each Company Employee Plan intended to be qualified under Section 401(a) of the Code; (vi) all material communications relating to any established or proposed Company Employee Plan that relates to any material amendments, terminations, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to Company or any of its Subsidiaries; (vii) all material correspondence to or from any governmental agency in the past three (3) years relating to any Company Employee Plan; (viii) discrimination test results for each Company Employee Plan for the last three (3) plan years which was subject to discrimination testing ; (ix) all prospectuses prepared in connection with each Company Employee Plan; and (x) visa and work permit information with respect to the current Company Employees.

(c)  Company International Plans. With respect to any Company Employee Plan that is maintained in any non-U.S. jurisdiction (each, a "Company International Plan"), Company has made available to Parent correct and complete copies of, to the extent applicable, (i) all such International Employee Plans, including all amendments, supplements and modifications to such Plans, (ii) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such Company International Plan, and (iii) any document comparable to the IRS determination letter referenced in Section 2.12(b)(v).

(d)  Employee Plan Compliance. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code. All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received timely determination letters from the IRS, no such determination letter has been revoked nor has revocation been threatened, and no act or omission has occurred, that would reasonably be expected to result in the loss of its qualification. There are no audits, inquiries or proceedings pending or, to the knowledge of Company or any Company ERISA Affiliates, threatened by the Internal Revenue Service (“IRS”) or the Department of Labor, or any similar Governmental Entity with respect to any Company Employee Plan. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no Proceedings pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan. Neither the Company or any Company Employee Plan, nor to the knowledge of the Company any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of Company, each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, except for such noncompliance that would not reasonably be expected to result in any material liability under Section 409A of the Code to plan participants.

(e)  No Pension or Welfare Plans. Neither Company nor any Company ERISA Affiliate has ever maintained or contributed to in the last six years (i) a "employee pension benefit plan," within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (ii) a Pension Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) a Pension Plan which is a “multiple employer plan” for purposes of ERISA, (iv) a “funded welfare plan” within the meaning of Section 419 of the Code, or (v) except as listed in Section 2.12(e) of the Company Disclosure Letter, a Company International Plan that is a defined benefit pension plan. There are no Company Employee Plans or Company Employee Agreements under which welfare benefits are provided to past or present employees of the Company and its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Recommendation Act of 1985 (“COBRA”), Section 4980B of the Code, Title I of ERISA or any similar state or local laws, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(f)  Executive Loans. Neither Company nor any Company ERISA Affiliate has violated Section 402 of the Sarbanes-Oxley Act and the execution of this Agreement and the consummation of the transactions contemplated hereby will not, to the knowledge of Company, cause such a violation.

(g)  Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of an individual’s termination of employment within one year prior to or three years following the transactions contemplated hereby), constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee. None of the Company Employee Agreements or Company Employee Plans have a provision providing for a tax gross-up for taxes incurred under Section 4999 of the Code.

(h)  Employment Law Matters. Company and each of its Company ERISA Affiliates: (i) is in compliance in all material respects with all applicable foreign, federal, state and local Laws, respecting employment, employment practices, wages and hours, health and safety, social security filings and payments, secondment and expatriation rules, paid vacations and, in each case, with respect to Company Employees; and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no material Proceedings pending against Company or any Company ERISA Affiliate under any worker's compensation policy or long-term disability policy. Neither Company, nor any Company ERISA Affiliate, reasonably anticipates any direct or indirect material liability with respect to any misclassification of any person as an independent contractor, rather than as an employee, or with respect to any employee leased from another employer.

(i)  Labor. No work stoppage or labor strike against Company or any Company ERISA Affiliate is pending or, to the knowledge of Company, threatened or reasonably anticipated. None of the Company Employees are represented by a labor organization, employee group or association or works council (each, a “Labor Organization”) or is subject to work rules or practices agreed to with any Labor Organization and, to the knowledge of Company, there are no activities or proceedings of any Labor Organization, to organize any Company Employees. There are no Proceedings, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, have a Company Material Adverse Effect. Neither Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Company nor any Company ERISA Affiliate is presently, or has been in the past, a party to, or bound by, any collective bargaining agreement, union contract or similar agreement with respect to Company Employees and no collective bargaining agreement is being negotiated with respect to Company Employees. Neither Company nor any of its Subsidiaries has incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar applicable Law which remains unsatisfied. During the past five (5) years, neither Company nor any of its Company ERISA Affiliates are or have been a party to any redundancy agreements (including social plans or job protection plans).

Section 2.13  Property.

(a)  Properties. Neither Company nor any of its Subsidiaries owns any real property. Section 2.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all leases, subleases and other agreements (collectively, the “Leases”), under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (collectively, the “Leased Real Property”). All such Leases are in full force and effect, each in accordance with its respective terms, and neither Company nor any of its Subsidiaries is in default under any Lease, and, to the knowledge of Company, no event has occurred that with notice or lapse of time or both would constitute a material default thereunder, except, in each case, for any default that would not, individually or in the aggregate, have a Company Material Adverse Effect. Company has heretofore made available to Parent true, correct and complete copies of all of the Leases (including all modifications, amendments, supplements, waivers and side letters thereto).

(b)  Valid Title. To the knowledge of Company, Company and each of its Subsidiaries have and own valid title to, or, in the case of the Leased Real Properties, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens other than Permitted Encumbrances, and except for such defects in title that would not have a Company Material Adverse Effect.

Section 2.14  Environmental Matters.

(a)  Company and its Subsidiaries are and for the last three years have been in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of Company and its Subsidiaries, except for such failures to be in compliance as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)  Neither Company nor any of its Subsidiaries has produced, processed, manufactured, generated, treated, handled, stored, released or disposed of any Hazardous Substance, except in compliance with applicable Environmental Laws, at any property that Company or any of its Subsidiaries has at any time owned, operated, occupied or leased; and to the knowledge of the Company, neither Company nor any of its Subsidiaries is liable for any releases of Hazardous Substances by any third party.

(c)  Neither Company nor any of its Subsidiaries has received written notice of, is a party to or to the knowledge of Company is the subject of any Proceeding alleging any liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law.

(d)  Company has provided to Parent copies of the Phase I and Phase II environmental assessment reports listed in Section 2.14(d) of the Company Disclosure Letter, which is a true and complete list of all Phase I and Phase II environmental assessment reports in the Company’s possession relating to any property that Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

Section 2.15  Contracts.

(a)  Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean:

(i)  any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) with respect to Company and its Subsidiaries (whether or not filed by Company with the SEC);

(ii)  any employment or consulting Contract (in each case, under which Company has continuing obligations as of the date hereof) with any executive officer or other Company Employee or member of Company’s Board of Directors with a current base salary in excess of $275,000, other than those that are terminable by Company or any of its Subsidiaries on no more than 30 days notice without material liability or financial obligation to Company

(iii)  any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv)  any agreement of indemnification or any guaranty that is material to Company and its Subsidiaries, taken as whole (in each case, under which Company has continuing obligations as of the date hereof), other than any agreement of indemnification entered into with a customer or a vendor in the ordinary course of business;

(v)  any Contract containing any covenant applicable to Company or any of its Subsidiaries (or, after the Effective Time, the Surviving Corporation or Parent) (A) limiting in any respect any such Person’s right to engage in any line of business or to operate in any geographic area or distribution channel, to make use of, disclose, enforce or assign any Intellectual Property or compete with any Person in any line of business, (B) granting any exclusive rights or (C) otherwise prohibiting or limiting the right of any such Person to purchase, sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies, other than such Contracts that may be cancelled without material liability to Company or its Subsidiaries upon notice of 180 days or less;

(vi)  any Contract relating to the disposition or acquisition by Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than Company’s Subsidiaries;

(vii)  any dealer, distributor, joint venture, joint marketing or joint development agreement, under which Company or any of its Subsidiaries has continuing obligations or costs in excess of $1,000,000 per year, and which may not be canceled without penalty upon notice of 90 days or less;

(viii)  any Contract (A) containing any financial penalty for the failure by Company or any of its Subsidiaries to comply with any support or maintenance obligation or (B) containing any service obligation or cost on the part of Company or any of its Subsidiaries in excess of $1,000,000, other than those obligations that are terminable by Company or any of its Subsidiaries on no more than 90 days notice without liability or financial obligation to Company or its Subsidiaries;

(ix)  any Contract to license any third party to manufacture or reproduce any Company Products or any Contract to sell or distribute any Company Products, except (A) agreements with distributors or sales representatives in the ordinary course of business consistent with past practice, or (B) agreements allowing internal copies made or to be made by end-user customers in the ordinary course of business consistent with past practice;

(x)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $1,000,000, other than (A) accounts receivables and payables in the ordinary course of business and (B) loans to direct or indirect wholly-owned Subsidiaries;

(xi)  (A) any settlement agreement entered into within two years prior to the date of this Agreement relating to Intellectual Property and (B) any settlement agreement not relating to Intellectual Property entered into within one year prior to the date of this Agreement, other than (1) releases immaterial in nature or amount entered into with former employees or independent contractors of Company in the ordinary course of business or (2) settlement agreements for cash only (which has been paid) and does not exceed $1,000,000 as to such settlement; or

(xii)  any other agreement, contract or commitment that provides for payment obligations by Company or any of its Subsidiaries of $5,000,000 or more in any individual case that is not terminable by Company or its Subsidiaries upon notice of 30 days or less without material liability to Company or its Subsidiary and is not disclosed pursuant to clauses (i) through (xi) above.

(b)  Schedule of Material Contracts. Section 2.15(b) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all Company Material Contracts to which Company or any of its Subsidiaries is a party.

(c)  No Breach. All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms. Neither Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any counterparty thereto, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract except where such violation, failure to perform or default would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither Company nor any of its Subsidiaries are in breach of any provision of a Company Material Contract except where such breach would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 2.16  Proxy Statement. The letter to shareholders, notice of meeting, proxy statement and form of proxy that will be provided to shareholders of Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”), will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement is mailed to the shareholders of Company and at the time of the Shareholders’ Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding any of the foregoing, no representation or warranty is made by Company with respect to information or other statements supplied or made by, or incorporated by reference from, Parent, Merger Sub or any of their officers, directors, representatives, agents or employees for inclusion or incorporation by reference in the Proxy Statement.

Section 2.17  Insurance. Section 2.17 of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of all material Insurance Policies owned or held by Company and each Subsidiary. Except as would not have a Company Material Adverse Effect, (i) the Insurance Policies are in full force and effect, and (ii) neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Insurance Policies. For purposes of this Agreement, “Insurance Policies” shall mean insurance policies covering the assets, business, equipment, properties, operations and employees of Company and its Subsidiaries.

Section 2.18  Fairness Opinion. Prior to the execution of this Agreement, the Financial Advisor has delivered to Company’s Board of Directors and/or a committee thereof its written opinion, dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than the Parent or the Merger Sub). A copy of such opinion, in writing, shall be made available to Parent within three business days of the date of this Agreement.

Section 2.19  Whistleblower Notification.

(a)  Whistleblowers. The audit committee of the Board of Directors of Company and Company’s external auditors have been notified of all material whistleblower claims. No current attorney representing Company or any of its Subsidiaries has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Company, any of its Subsidiaries or any of its or their officers, directors, employees or agents to Company’s Board of Directors or any committee thereof or to any director or officer of Company or any of its Subsidiaries.

(b)  Retaliation. To the knowledge of Company, since January 1, 2005, no employee of Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law described in Section 806 of the Sarbanes-Oxley Act by Company or any of its Subsidiaries.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to Company as follows:

Section 3.1  Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite power and authority to carry on its business as now being conducted.

Section 3.2  Authority; Non-Contravention; Consents.

(a)  Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby, and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, and the compliance by Parent and Merger Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement, to comply with the terms of this Agreement, or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to MBCA. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

(b)  Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Sub, the consummation of the Merger and the other transactions contemplated by this Agreement, and the compliance by Parent and Merger Sub with this provisions of this Agreement do not and will not: (i) conflict with or violate any provision of the Parent Charter Documents or the articles of incorporation or bylaws of Merger Sub, (ii) subject to obtaining the Requisite Shareholder Approval and compliance with the requirements set forth in clauses (i)-(iv) of Section 3.2(c), conflict with or violate any Law or Order applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets are bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party, or give to others any rights of termination, amendment, acceleration or cancellation, under any Contract or Permit to which Parent or Merger Sub is a party or bound by or their respective properties or assets are bound by or subject to or otherwise under which Parent or Merger Sub has rights or benefits, or (iv) result in the creation of any Lien in or upon any of the properties or assets of Parent or Merger Sub, except, in the case of each of clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c)  Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement, the consummation of the Merger and other transactions contemplated hereby, or the compliance by Parent or Merger Sub with the provisions of this Agreement, except for: (i) the filing of the Certificate of Merger with the Department of Labor and Economic Growth of the State of Michigan and appropriate documents with the relevant authorities of other states in which Company and/or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act or Foreign Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws, the securities laws of any foreign country, or Nasdaq or the NYSE, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

Section 3.3  Disclosure. None of the information supplied or to be supplied by or on behalf of Parent and Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is mailed to the shareholders of Company, at the time of any amendment to supplement thereof, at the time of the Shareholders’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent and Merger Sub with respect to statements made or incorporated by reference therein supplied by Company for inclusion or incorporation by reference in the Proxy Statement.

Section 3.4  Ownership and Interim Operations of Merger Sub. Parent and/or one or more of its wholly-owned subsidiaries owns all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger or the other transactions contemplated by this Agreement and has engaged in no business other than in connection with the Merger or the other transactions contemplated by this Agreement.

Section 3.5  Financial Capability. Parent has the financial capacity to perform and to cause the Merger Sub to perform all of its obligations under this Agreement, and, as of the Closing Date, Parent will have available all funds necessary to pay the Merger Consideration and to perform the other obligations of Parent and Merger Sub with respect to the transactions contemplated by this Agreement.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

Section 4.1  Conduct of Business of Company.

(a)  Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall and shall cause each of its Subsidiaries to, except as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course, in a manner consistent with past practice and in compliance with all applicable Laws, (ii) pay its debts and Taxes when due, pay or perform other material obligations when due (subject to good faith disputes over such debts, Taxes or obligations), (iii) use commercially reasonable efforts in a manner consistent with past practices to (A) preserve intact its business organization, (B) keep available the services of its present executive officers and Company Employees, and (C) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings in a manner consistent with past practices.

(b)  Required Consent. In addition, without limiting the generality of Section 4.1(a), except as expressly permitted or expressly required by the terms of this Agreement or as set forth in Section 4.1(b) of the Seller Disclosure Letter, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i)  declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interests or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interests (other than dividends or distributions paid to Company or one of its wholly-owned Subsidiaries by a wholly-owned Subsidiary of Company);

(ii)  purchase, redeem or otherwise acquire, directly or indirectly, any Company Securities or Subsidiary Securities, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(iii)  issue, deliver, sell, authorize, pledge or otherwise encumber any Company Securities or Subsidiary Securities, other than (i) issuances of Company Common Stock upon the exercise of Warrants or vested Company Options existing on the date hereof, each case in accordance with their present terms, or (ii) grants to newly hired employees of Company Options issued in the ordinary course of business with a per share exercise price that is no less than the then-current market price of a share of Company Common Stock;

(iv)  cause, permit or propose any amendments to Company Charter Documents or any of the Subsidiary Charter Documents;

(v)  acquire or agree to acquire (whether by merging or consolidating with or otherwise) any business, assets or securities, in each case involving the payment of consideration in excess of $5,000,000 individually or in excess of $15,000,000 for all such acquisitions in the aggregate, other than ordinary course investments in investment securities;

(vi)  enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance, except for standard commercial partnerships and alliances consistent with past practice;

(vii)  sell, lease, license, encumber or otherwise dispose of any properties, assets or any Subsidiary Securities except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company and its Subsidiaries, (C) the sale of goods or non-exclusive licenses of Intellectual Property in the ordinary course of business and in a manner consistent with past practice or (D) dispositions of other immaterial assets in the ordinary course of business and in a manner consistent with past practice;

(viii)  make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) employee advances for business expenses made in the ordinary course of business consistent with past practices provided such employee advances are in compliance with applicable Law and (B) those made by Company or a Subsidiary to another Subsidiary;

(ix)  except as required by a change in Law or GAAP, (A) make any material change in its methods, principles or practices of accounting since the date of the Company Balance Sheet or (B) revalue any of its assets;

(x)  (A) make or change any material Tax (unless required by applicable Law) election or adopt or change any accounting method in respect of Taxes, (B) enter into any closing agreement, settle or compromise any claim or assessment in respect of Taxes other than with respect to a claim or assessment which exists on the date hereof and in an amount not greater than the liability or reserve that has been recorded with respect hereto on the Company Balance Sheet or (C) consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes;

(xi)  except as required by applicable Law: (A) increase in any manner (including by means of acceleration of payment) the amount of salary, cash bonus, compensation or fringe benefits of, or pay any bonus to or grant severance or termination pay to any Company Employee, except in the ordinary course of business consistent with past practice, (B) commit to increase or increase any benefit payable under a Company Employee Plan (including any severance plan), or make any contribution to any Company Employee Plan, other than contributions required by Law or the terms of such plans, (C) waive any stock repurchase rights, accelerate (other than by operation of the terms of the respective agreement as in effect on the date hereof), amend or modify (other than by operation of the terms of the respective agreement or as in effect on the date hereof) Company Options, or reprice any Company Options or authorize cash payments in exchange for any Company Options, (D) enter into any employment, severance, termination or indemnification agreement with any Company Employee or enter into any collective bargaining agreement, except in the ordinary course of business with respect to new hires consistent with past practice, (E) make any oral or written representation with respect to any aspect of any Company Employee Plan that is not materially in accordance with the existing written terms of such Company Employee Plan, (F) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any Person (including any Company Employee), except in the ordinary course of business consistent with past practice, or (G) enter into any agreement with any Company Employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered in favor of the Company Employee upon the occurrence of a transaction involving Company of the nature contemplated hereby.

(xii)  grant any exclusive rights with respect to any material Intellectual Property of Company or any of its Subsidiaries, divest any Intellectual Property of Company or any of its Subsidiaries, or modify Company’s standard warranty terms for its products or services or amend or modify any product or service warranties in effect as of the date hereof in any material manner that is adverse to Company or any of its Subsidiaries, except in the ordinary course of business;

(xiii)  enter into any agreement or commitment the effect of which would be to grant to a third party following the Merger any actual or potential right of license to any Intellectual Property owned by Parent or any of its Subsidiaries (other than the Surviving Corporation), other than in the ordinary course of business consistent with past practice;

(xiv)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any of its Subsidiaries (other than the Merger or as expressly provided in this Agreement);

(xv)  hire or offer to hire employees, other than in the ordinary course of business, consistent with past practice;

(xvi)  other than pursuant to Company’s Credit Agreement with JP Morgan Chase Bank N.A., or any replacement thereof, or bonds for customer contracts consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing;

(xvii)  make any individual or series of related payments outside of the ordinary course of business or make or commit to make capital expenditures inconsistent with or beyond those contained in Company’s capital expenditure budget in effect on the date hereof, a copy of which is set forth in Section 4.1(b)(xvii) of the Company Disclosure Letter;

(xviii)  enter into, modify or amend in a manner adverse in any material respect to Company or any of its Subsidiaries, or terminate any lease, sublease or Company Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to Company or any of its Subsidiaries, other than entering into any new, or any modification, amendment or termination of any existing, Company Material Contract in the ordinary course of business, consistent with past practice;

(xix)  enter into any Contracts containing, or otherwise subject the Surviving Corporation or Parent to, any non-competition, exclusivity or other material restrictions on Company, any of its Subsidiaries, the Surviving Corporation or Parent, or any of their respective businesses, following the Closing, other than in the ordinary course of business;

(xx)  permit Company Employees to exercise their Company Options with a promissory note or, to the extent not previously permitted by the applicable Company Stock Plan, through a net exercise;

(xxi)  fail to use commercially reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are consistent with the Company's past practices;

(xxii)  pay, discharge or satisfy any claims, actions or proceedings, other than the payment, discharge or satisfaction of any such claims, actions or proceedings, (i) in the ordinary course of business and consistent with past practice, properly reflected or reserved against in the consolidated financial statements (or the notes thereto) as of and for the fiscal year ended December 31, 2006 of the Company and its consolidated Subsidiaries, or (ii) incurred in the ordinary course of business consistent with past practice that do not exceed $2 million in the aggregate; or

(xxiii)  agree in writing or otherwise to take any of the actions described in (i) through (xxii) above.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1  Proxy Statement. As promptly as practicable, Company shall prepare and file with the SEC the Proxy Statement in preliminary form. Notwithstanding anything contained in this Agreement to the contrary, absent any Order issued by any court of competent jurisdiction or other legal restraint or prohibition (each, a “Legal Restraint”), Company shall file with the SEC the definitive Proxy Statement as promptly as practicable following the ten-day period specified in Rule 14a-6 of the Exchange Act or, if later, the date the SEC staff advises Company that they have no further comments, and shall cause the mailing of the definitive Proxy Statement to the shareholders of Company to occur on that day or as promptly as reasonably practicable thereafter. Each of Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect to the Proxy Statement. Each of Company and Parent shall furnish all information concerning itself and its Subsidiaries to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall promptly provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent, and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld or delayed. If at any time prior to the Effective Time, any information relating to Company, Parent or any of their respective affiliates, officers or directors, should be discovered by Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by Law, disseminated to the shareholders of Company.

Section 5.2  Meetings of Shareholders; Board Recommendation.

(a)  Meeting of Shareholders. Company shall, as promptly as reasonably practicable after the date of this Agreement, duly call, give notice of, establish a record date for, convene and hold, a meeting of its shareholders (the “Shareholders’ Meeting”), for the purpose of obtaining the approval and adoption of this Agreement and the approval of the Merger; provided, however, that (i) if Company is unable to obtain a quorum of its shareholders at such time, Company may extend the date of the Shareholders’ Meeting by no more than five business days and Company shall use its commercially reasonable efforts during such five business day period to obtain such a quorum as soon as practicable and (ii) Company may delay the Shareholders’ Meeting to the extent (and only to the extent) Company determines in good faith that such delay is required by applicable Law or to comply with written or verbal comments made by the SEC with respect to the Proxy Statement; further, provided, that upon receipt by Company, less than 10 days prior to the scheduled date of the Shareholders’ Meeting, of an Acquisition Proposal of the type described in Section 5.3(c), Company shall be entitled to adjourn or postpone the Shareholders’ Meeting for such period as it may require to furnish information to and engage in negotiations with the third party making such Acquisition Proposal, but not exceeding 10 days. Subject to Section 5.3(d), the Company Board shall recommend to holders of shares of Company Common Stock they adopt and approve this Agreement, and shall include such recommendation in the Proxy Statement. Subject to Sections 5.3(d) and 7.1, Company will use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of NASDAQ or applicable Law to obtain such approvals.

(b)  Board Recommendation. Except to the extent expressly permitted by Section 5.3(d),  the Proxy Statement mailed to shareholders shall include the Company Board Recommendation.

Section 5.3  Acquisition Proposals.

(a)  No Solicitation. Subject to the provisions of this Section 5.3, Company agrees that neither it nor any of its Subsidiaries nor any of the officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant) (collectively, “Representatives”) of it or its Subsidiaries shall, directly or indirectly: (i) solicit, initiate, or knowingly take any action to facilitate the making, submission or announcement of, any Acquisition Proposal, (ii) engage in any discussions or negotiations (other than to state that they are not permitted to have discussions) regarding any Acquisition Proposal, (iii) terminate, amend, or waive any rights under any “standstill” or other similar agreement between Company or any of its Subsidiaries and any Person (other than Parent) or (iv) take any action to (A) render the Rights issued pursuant to the term of the Rights Plan inapplicable to an Acquisition Proposal or the transactions contemplated thereby or (B) allow the Rights to expire prior to their expiration date (except as otherwise contemplated in connection with the Merger), except in the case of clauses (ii) and (iii) to the extent expressly permitted by this Agreement. Company and each of its Subsidiaries and each of its and their respective Representatives will each immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3(a) by any Subsidiary of Company or any Representative of Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.3(a) by Company.“Acceptable Confidentiality Agreement” means a confidentiality agreement the terms of which are at least as restrictive to the third party as the terms contained in the Confidentiality Agreement.

(b)  Notification of Unsolicited Acquisition Proposals. As promptly as reasonably practicable (and in any event within two days) after receipt of any Acquisition Proposal, Company shall provide Parent with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry; the identity of the Person or Persons making any such Acquisition Proposal, request or inquiry; and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. Company shall keep Parent informed on a reasonably current basis of the status and details of any such Acquisition Proposal or request, and shall promptly (and in any event within two days) provide to Parent a copy of all written materials subsequently provided to or by Company in connection with such Acquisition Proposal or request.

(c)  Superior Offers.  Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that after the date hereof and prior to obtaining the Requisite Shareholder Approval, (1) Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that did not result from a breach of this Section 5.3 and (2) its Board of Directors or a committee thereof determines in good faith (following consultation with its Representatives) that such Acquisition Proposal is, or is reasonably likely to constitute, a Superior Offer, then Company, its Board of Directors or a committee thereof may directly or indirectly through advisors, agents, other intermediaries or representatives, take the following actions:

(i)  furnish non-public information to the third party making such Acquisition Proposal (provided that (A) Company enters into an Acceptable Confidentiality Agreement with the third party prior to furnishing any non-public information, and (B) substantially concurrently with furnishing such information to such third party, Company furnishes copies of such information to Parent, to the extent not previously provided to Parent); and

(ii)  engage in discussions and negotiations (including exchanging draft agreements) with the third party (and its Representatives) with respect to the Acquisition Proposal.

(d)  Changes of Recommendation. Except as expressly permitted in this Section 5.3(d), the Board of Directors of Company (or any committee thereof) shall not: (A) withdraw, or modify or change in any manner adverse to Merger Sub, the Company Board Recommendation; (B) approve, adopt or recommend any Acquisition Proposal; or (C) approve or recommend, or allow Company or any Subsidiary to enter into, any letter of intent, acquisition agreement or other similar agreement with respect to any Acquisition Proposal (any of the foregoing a “Change of Recommendation”). Notwithstanding anything to the contrary contained in Section 5.2 or this Section 5.3, in response to an unsolicited, bona fide written Acquisition Proposal after the date hereof and prior to obtaining the Requisite Shareholder Approval, the Board of Directors of Company, or any committee thereof, may effect a Change of Recommendation and terminate this Agreement to enter into a definitive agreement effectuating the Superior Offer described below, if, and only if, all of the following conditions set forth in clauses (i) through (v) are satisfied:

(i)  the Board of Directors of Company, or any committee thereof, shall have determined in good faith (after consultation with outside legal counsel and financial advisors of Company, its Board of Directors or any committee thereof) that such Acquisition Proposal constitutes a Superior Offer (after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent including pursuant to clause (iii) below);

(ii)  Company (A) shall deliver to Parent written notice (a “Change of Recommendation Notice”) of its intention to take such action, at least three business days (the “Notice Period”) in advance, specifying in such notice the material terms and conditions of such Superior Offer (including the identity of the party making the Superior Offer); and (B) in the event of any material revisions to the Superior Offer after the start of the Notice Period, shall promptly deliver a new Change of Recommendation Notice to Parent and comply with the requirements of this clause (ii) with respect to such new notice;

(iii)  after delivering the Change of Recommendation Notice, Company shall provide Parent with an opportunity to make such adjustments in the terms and conditions of this Agreement during such three business day period, and negotiate with respect thereto during such three business day period;

(iv)  Company’s Board of Directors, or any committee thereof, shall have determined, after consultation with outside legal counsel and financial advisors of Company, its Board of Directors or any committee thereof, in good faith, that the failure of the Board of Directors to effect a Change of Recommendation or to terminate this Agreement would reasonably be expected to result in a breach of its fiduciary obligations to the shareholders of Company under applicable Law; and

(v)  Company shall not have breached any of the provisions set forth in Section 5.2 or this Section 5.3.

(e)  Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit Company, its Board of Directors or any committee thereof from taking and disclosing to its shareholders a position contemplated by Item 1012(a) of Regulation M-A and Rules 14d-9 and 14e-2(a), each as promulgated under the Exchange Act. Nothing contained in this Section 5.3(e) shall be interpreted to affect or otherwise qualify, limit or modify in any way the rights of Parent or Merger Sub set forth in Article VII hereof.

(f)  Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)  “Acquisition Proposal” shall mean with respect to Company, any offer or proposal (other than an offer, proposal or indication of interest by Parent or Merger Sub), to engage in any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than, 25% of any class or series of capital stock of Company outstanding as of the consummation of such purchase or other acquisition, or any tender offer (including self-tenders) or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than 25% of any class or series of capital stock of Company outstanding as of the consummation of such acquisition or tender or exchange offer; (ii) a merger, consolidation, business combination or other transaction involving Company or any of its Subsidiaries pursuant to which the shareholders of Company immediately preceding such transaction hold less than 51% of the voting equity interests in the surviving or resulting entity of such transaction; (iii) a sale, lease, exchange, transfer, license, acquisition or disposition of more than 25% of the consolidated assets of Company and its Subsidiaries (including the equity or other ownership of Company’s Subsidiaries) taken as a whole; or (iv) a liquidation or dissolution of Company; provided, however, that the consummation of any agreement entered into prior to the date hereof by the Company or any of its Subsidiaries and previously disclosed to Parent with respect to a sale, exchange, divestiture or acquisition of Company Subsidiaries shall not be deemed an Acquisition Proposal.

(ii)  “Superior Offer” shall mean any unsolicited, bona fide, written Acquisition Proposal for at least a majority of the outstanding equity securities of Company or more than 50% of the consolidated assets of Company and its Subsidiaries and (a) on terms which the Board of Directors of Company, or a committee thereof, determines in good faith, after taking into account, among other things, (X) all other legal, financial, regulatory and other aspects of the offer and (Y) the business, legal and financial condition of the Person making the offer, more favorable to Company’s shareholders (in their capacities as shareholders) than the terms of the Merger (including any revised offer received from Parent) from a financial point of view.

Section 5.4  Access to Information.

(a)  Subject to applicable Law: (i) Company will afford Parent and Parent’s accountants, counsel and other representatives reasonable access during regular and normal business hours to its properties, books, Contracts and records (subject to restrictions imposed by applicable Laws); and (ii) upon request by Parent, Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent a copy of any report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws (other than any such filings that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC); provided, however, that such access noted in (i) and (ii) shall be provided only to the extent such access does not unreasonably interfere with the business operation of Company or any of its Subsidiaries.

(b)  Nothing in this Section 5.4 shall require Company to disclose any information that, in the reasonable judgment of Company, would violate any of its contractual obligations to any third party with respect to confidentiality, provided that Company shall use its commercially reasonable efforts to obtain the consent of such third party to such disclosure. Information obtained by Parent or Merger Sub pursuant to Section 5.4, Section 5.6 and Section 5.7 shall be subject to the provisions of the Confidentiality Agreement, and the Confidentiality Agreement will continue in full force and effect in accordance with its terms (except as provided in Section 8.5).

(c)  No information or knowledge obtained pursuant to this Section 5.4, Section 5.6 or Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants, agreements, rights or remedies of the parties hereto, or the conditions to the obligations of the parties hereto under this Agreement.

Section 5.5  Public Disclosure. Parent and Company shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the written advice of counsel be required by Law or the rules and regulations of the NYSE or Nasdaq if it has used all reasonable efforts to consult with the other party prior thereto; provided, further, that no such consultation or agreement shall be required following a Change of Recommendation or any termination of this Agreement pursuant to Section 7.1(e) or Section 7.1(f)(ii).

Section 5.6  Regulatory Filings; Reasonable Efforts.

(a)  Regulatory Filings. Each of Company, Parent and Merger Sub agrees, subject to the other provisions of this Section 5.6, (i)  to file as promptly as practicable any and all Notification and Report Forms required under the HSR Act with respect to the transactions contemplated hereby, (ii) to make as promptly as reasonably practicable any required submissions under the Foreign Antitrust Laws which Company or Parent determines should be made with respect to the transactions contemplated hereby, (iii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or Foreign Antitrust Laws, and (iv) to use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable consistent with the other provisions of this Section 5.6 to cause the expiration or termination of the applicable waiting periods under the HSR Act or Foreign Antitrust Laws as soon as practicable, including by requesting early termination thereof.

(b)  Exchange of Information. Parent, Merger Sub and Company each shall promptly supply the other with any information that may be required in order to effectuate any filing or application pursuant to Section 5.6(a). Except where prohibited by applicable Laws, and subject to the Confidentiality Agreement, each of Company and Parent shall consult with the other or its counsel prior to taking a position with respect to any such filing, shall permit the other or its counsel to review and discuss in advance, and shall consider in good faith the views of the other or its counsel in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with this Agreement or the transactions contemplated hereby (including under the HSR Act or any Foreign Antitrust Law), shall coordinate with the other or its counsel in preparing and exchanging such information, and shall promptly provide the other or its counsel with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby; provided that with respect to any such filing, presentation or submission, each of Parent and Company need not supply the other or its counsel with copies (or in case of oral presentations, a summary) to the extent that any Law applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information. Except to the extent prohibited by applicable Laws, Parent and Company, or their respective counsel, shall consult with the other on the strategy for dealing with the Federal Trade Commission, Department of Justice, European Commission or any other Governmental Entity with responsibility for reviewing the Merger with respect to antitrust or competition issues.

(c)  Notification. Each of Parent and Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant to this Section 5.6 and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Laws in connection with this Agreement and the transactions contemplated hereby. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 5.6, Parent, Merger Sub or Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d)  Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, and subject to the other provisions of this Section 5.6, each of Company, Parent and Merger Sub agrees to use its reasonable best efforts to (i) obtain all consents, approvals, orders and authorizations of, and make all registrations, declarations or filings with, any Governmental Entity that are required to be obtained under Law in connection with the transactions contemplated hereby, (ii) obtain all waivers, consents and approvals from other parties to Contracts to which Company or any of its Subsidiaries is a party necessary for the consummation of the transactions contemplated hereby, (iii) prevent the entry, enactment or promulgation of any threatened or pending Order or Legal Restraint that could materially and adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (iv) lift or rescind any Order or Legal Restraint that could materially and adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, and (v) in the event that any Proceeding relating hereto or to the transactions contemplated hereby is commenced, whether before or after the date of this Agreement, cooperate to defend against it and respond thereto. In connection with and without limiting the foregoing, Company and its Board of Directors and Subsidiaries shall, if any Takeover Law or similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger, this Agreement and the transactions contemplated hereby.

Section 5.7  Notification of Certain Matters.

(a)  By Company. Company shall give written notice to Parent and Merger Sub, promptly upon obtaining knowledge thereof, of the occurrence or non-occurrence of any event that is likely (i) to result in a condition to the Merger, set forth in Article VI, not being satisfied or (ii) to result in any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

(b)  By Parent. Parent shall give written notice to Company, promptly upon obtaining knowledge thereof, of the occurrence or non-occurrence of any event that is likely (i) to result in a condition to the Merger, set forth in Article VI, not being satisfied or (ii) to result in any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by either of them under this Agreement.

Section 5.8  Equity Awards and Employee Benefits.

(a)  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger, each Company Option shall be either exercised by the option holder or canceled and extinguished and automatically converted into the right to receive an amount in cash from the Surviving Corporation equal to the positive product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time and (y) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Option (the “Option Consideration”). Parent shall, or shall cause the Surviving Corporation to, pay to holders of outstanding and unexercised (as of the time immediately prior to the Effective Time) Company Options the Option Consideration. For the avoidance of doubt, each Canceled Company Option having a per share exercise price equal to or greater than the Merger Consideration shall automatically be canceled and extinguished without the conversion thereof or the payment of any consideration therefor. The payment of the Option Consideration to the holder of a Company Option shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Option. Prior to the Effective Time, Company shall take all action necessary to effect the terminations anticipated by this Section 5.8(a) under any outstanding Company Options, including, but not limited to, any actions required by the applicable Company Stock Plan.

(b)  During the period from the Effective Time until the end of the twelfth month following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide those employees of the Company who continue to be employed by the Surviving Corporation (or Parent or any of its Subsidiaries) throughout such twelve-month period (the “Continuing Employees”) with salary and other benefits that are comparable in the aggregate to those offered to such employees by the Company immediately prior to the Effective Time.

(i)  With respect to any officer or employee of Company who is covered by a severance policy or plan separate from the standard severance policy for Company's employees, the Parent shall maintain or cause to be maintained such separate policy or plan as in effect as of the date hereof, and as to all other officers and employees, Parent shall maintain or cause to be maintained Company's standard severance policy as in effect as of the date hereof for a period of at least 12 months from the Effective Time.

(ii)  Parent shall honor or cause to be honored all severance agreements and employment agreements with Company's directors, officers and employees in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such agreements.

(c)  Subject to Section 5.8(b) above, Continuing Employees shall be eligible to receive benefits consistent with Parent’s applicable human resources policies. Each Continuing Employee shall receive credit for prior service with Company only (i) for purposes of determining the vacation accrual rate pursuant to Parent’s standard procedures, (ii) for all purposes under Parent’s Pay-In-Lieu-Of-Notice policy, and (iii) for purposes eligibility for participation, matching contributions and vesting under Parent’s 401(k) plan. Each Continuing Employee’s service for all other purposes shall be calculated based upon the date of hire by Parent or one of its Subsidiaries (including the Surviving Corporation), except as otherwise provided herein or required by Law. Company shall cash-out any accrued and unused vacation, sick leave or time off days prior to the Closing Date that Parent determines are not able to be carried over. Notwithstanding the foregoing, with respect to U.S. employees of Company and its Subsidiaries that become eligible to participate in Parent’s employee benefit plans, Parent shall, to the extent permitted by applicable Law, (i) apply prior period(s) of health insurance coverage towards satisfaction of Parent’s pre-existing condition limitations upon submission of Certificate(s) of Creditable Coverage, as permitted under the Health Insurance Portability and Accountability Act (“HIPAA”), (ii) provide credit to each such employee for any co-payments and deductibles under Parent’s Preferred Access medical plan where paid by the employee prior to the change in coverage for the plan year in which the Closing Date occurs, and (iii) apply immediate prior period participation in Company’s short-term disability and long-term disability plans toward satisfaction of pre-existing conditions limitations under Parent’s short-term disability and long-term disability plans.

(d)  Effective as of the day immediately preceding the Closing Date, (i) each of Company and any Company ERISA Affiliate shall terminate Company Employee Plans that includes a Code Section 401(k) arrangement (a “Terminating Plan”) pursuant to resolutions of the Company Board of Directors prepared by Company promptly after the date hereof and reviewed and approved by Parent (such approval not to be unreasonably withheld) and (ii) Company shall provide Parent with evidence that such Terminating Plan(s) have been terminated before the Closing Date, and shall take such other actions in furtherance of terminating such Terminating Plan(s) as Parent may reasonably require; provided, however, that Parent may, at its election, instruct Company in writing, no less than seven days prior to the Closing Date, not to terminate any such Terminating Plans and Company shall comply with such instruction.

(e)  Effective as of no later than immediately preceding the Effective Time, the Company shall terminate and, in accordance with the terms thereof, distribute all account balances under the Company's Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) pursuant to resolutions of the Company Board of Directors. Company shall provide Parent with evidence that the Deferred Compensation Plan has been terminated before the Effective Time, and shall take such other actions in furtherance of terminating the Deferred Compensation Plan as Parent may reasonably require.

(f)  This Section 5.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.8, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.8 or is intended to be an amendment to any Company Employee Plan. Without limiting the foregoing, no provision of this Section 5.8 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 5.8 is intended to amend any Company Employee Plan, or interfere with Parent’s or the Surviving Corporation’s right from and after the Effective Time to amend or terminate any Company Employee Plan or the employment or provision of services by any director, employee, independent contractor or consultant.

Section 5.9  Indemnification; Insurance.

(a)  The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions relating to indemnification, exculpation and the liability of directors and officers no less favorable than such provisions included in the Company Charter Documents as of the date hereof and the Surviving Corporation shall not amend, repeal or otherwise modify such provisions for at least six years after the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of Company or any of its Subsidiaries, except as required by Law.

(b)  After the Effective Time, the Surviving Corporation shall indemnify and hold harmless and provide advancement of expenses to each person who, as of the Effective Time, is a present or former director or officer of Company, in and to the extent of their capacities as such and not as securityholders (collectively, the “Indemnified Parties”), against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Proceeding (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, fiduciary or agent of Company or any of its Subsidiaries, occurring on or before the Effective Time, to the same extent as provided in the Company Charter Documents as of the date hereof.

(c)  For a period of six years after the Effective Time, the Surviving Corporation shall maintain in effect Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring on or before the Effective Time, on terms and conditions no less favorable to the Indemnified Parties than those of the D&O Insurance in effect on the date of this Agreement (which Company represents and warrants are set forth in Section 5.9(c) of the Company Disclosure Letter); provided, however, that in satisfying its obligations under this Section 5.9(c), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 400% of the amount paid by Company for coverage for its last full fiscal year; provided, however, that, if equivalent coverage cannot be obtained or can be obtained only by paying aggregate premiums in excess of 400% of such amount, the Surviving Corporation shall only be required to maintain as much coverage as can be obtained by paying aggregate premiums equal to 400% of such amount. Notwithstanding the foregoing and in lieu of all obligations of the Surviving Corporation under the first sentence of this Section 5.9(c), Parent or, at Parent’s written direction, Company, may purchase a “tail” policy of directors and officers liability insurance covering a period of six years after the Effective Time, which policy (i) shall be on terms and conditions no less favorable to the Indemnified Parties than those of the D&O Insurance in effect on the date of this Agreement and be written by a carrier with the same or better rating as the carrier of the D&O Insurance as of the date of this Agreement, (ii) shall be prepaid and non-cancelable, and (iii) shall have aggregate premiums not in excess of 400% of the aggregate annual amounts paid by Company for coverage for its last full fiscal year; provided, however, that, if equivalent coverage cannot be obtained or can be obtained only by paying aggregate premiums in excess of 400% of such amount, Parent or Company shall obtain (and the Surviving Corporation shall only be required to maintain) as much coverage as can be obtained by paying aggregate premiums equal to 400% of such amount.

(d)  This Section 5.9 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. On and after the Effective Time, the obligations of Parent under Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under Section 5.9 without the consent of such affected Indemnified Party. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.9.

Section 5.10  Section 16 Matters. Prior to the Effective Time, Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of derivative securities with respect to Parent Common Stock resulting from the transactions contemplated by Article I and Section 5.8 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11  Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with or incident to the transactions contemplated by this Agreement.

Section 5.12  Conveyance Taxes. Parent, Merger Sub and Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration or other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. All such taxes will be paid by the party bearing the legal responsibility for such payment.

ARTICLE VI
CONDITIONS TO THE MERGER

Section 6.1  Conditions to the Obligations of Each Party. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing or waiver (to the extent permitted by applicable Law) of the following conditions:

(a)  Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the Requisite Shareholder Approval.

(b)  No Legal Restraint. No Legal Restraint shall have been enacted, issued, promulgated, enforced or entered which has the effect of making illegal or otherwise prohibiting consummation of any of the transactions contemplated by this Agreement.

(c)  Regulatory Approvals. All waiting periods (and any extensions thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated early, and any other material consents or approvals under Foreign Antitrust Laws required to have been obtained prior to the Effective Time with respect to the transactions contemplated hereby shall have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period).

Section 6.2  Additional Conditions to the Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

(a)  Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except for any failure to be so true and correct which would not, individually or in the aggregate with all other such failures, have or reasonably be expected to have a Parent Material Adverse Effect (it being understood that for the purpose of this Section 6.2(a), all references to the term “Parent Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized senior executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized officer of Merger Sub.

(b)  Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by either of them on or prior to the Closing Date, and Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized senior executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized officer of Merger Sub.

Section 6.3  Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)  Representations and Warranties. The representations and warranties of Company contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except for any failure to be so true and correct which would not, individually or in the aggregate with all other such failures, constitute a Company Material Adverse Effect (it being understood that for the purpose of this Section 6.3(a), all references to the term “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded). Parent and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized senior executive officer of Company.

(b)  Agreements and Covenants. Company shall have performed or complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of Company by its chief executive officer or chief financial officer.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1  Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the terminating party or parties, and except as provided below, whether before or after the Requisite Shareholder Approval having been obtained (with any termination by Parent also constituting an effective termination by Merger Sub):

(a)  by mutual written consent duly authorized by Parent and the Board of Directors of Company;

(b)  by either Company or Parent if the Merger shall not have been consummated by December 31, 2007 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)  by either Company or Parent if a Governmental Entity shall have issued an Order or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and nonappealable;

(d)  by either Company or Parent, if the Shareholders’ Meeting shall have been convened and a vote with respect to the approval of the plan of merger contained in this Agreement shall have been taken thereat (or at any adjournment or postponement thereof) and the Requisite Shareholder Approval shall not have been obtained;

(e)  by Parent (at any time prior to the Requisite Shareholder Approval having been obtained) if a Triggering Event shall have occurred;

(f)  by Company,

(i)  upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub in 30 days through the exercise of reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(f)(i) prior to 30 days following the receipt of written notice from Company to Parent of such breach, provided, further, that Parent and Merger Sub continue to exercise all reasonable efforts to cure such breach through such 30 day period; or

(ii)  pursuant to and in accordance with the terms of Section 5.3(d) to enter into a definitive agreement to effectuate a Superior Offer;

(g)  by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement (other than those set forth in Sections 5.2 and 5.3), or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company’s representations and warranties or breach by Company is curable by Company in 30 days through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) prior to 30 days following the receipt of written notice from Parent to Company of such breach, provided that Company continues to exercise all reasonable efforts to cure such breach through such 30 day period; or

(h)  For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) Company’s Board of Directors or any committee thereof shall for any reason have effected a Change of Recommendation, (ii) Company shall have failed to include in the Proxy Statement the Company Board Recommendation and failed to circulate an amendment thereto within five business days after notice thereof by Parent, (iii) Company’s Board of Directors fails to reaffirm (publicly, if so requested by Parent) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within twenty days after the date any Acquisition Proposal or material modification thereto is first publicly disclosed, or (iv) Company shall have breached in any material respect its obligations under Sections 5.2 or 5.3 of this Agreement.

Section 7.2  Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except (i) as set forth in Section 5.5, this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with the terms of the Confidentiality Agreement.

Section 7.3  Fees and Expenses.

(a)  General. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent shall pay any necessary filing fee and expense (other than Company’s legal and accounting expenses) for the Notification and Report Forms filed with the Federal Trade Commission and Department of Justice under the HSR Act and premerger or merger notification and reports forms to be submitted to any other Governmental Entity under any local merger control Laws of other jurisdictions, in each case pursuant to Section 5.6(a).

(b)  Reimbursement of Expenses. In the event that this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 7.1(d), (e), (f)(ii) or (g), in addition to any other remedies that Parent or Merger Sub may then have or later have as a result of such termination (including receipt of the Company Termination Fee), the Company shall reimburse Parent and its Affiliates (not later than three business days after submission of statements therefor) for all documented out-of-pocket costs and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby, including, without limitation, financing fees, fees and expenses of counsel, accountants, investment bankers and other advisors, filing fees and printing expenses, if any, up to a maximum of $4 million, which amount shall be credited against the Company Termination Fee payable pursuant to Section 7.3(c) if any. In the event that this Agreement is terminated by Company pursuant to Section 7.1(f)(i), in addition to any other remedies that Company may then have as a result of such termination, Parent shall reimburse the Company and its Affiliates (not later than three business days after submission of statements therefor) for all documented out-of-pocket costs and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby, including, without limitation, financing fees, fees and expenses of counsel, accountants, investment bankers and other advisors, filing fees and printing expenses, if any, up to a maximum of $4 million.

(c)  Company Termination Fee. In the event that this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 7.1(d), (e), (f)(ii) or (g) (but only based on Company’s willful breach in the case of (g)), Company shall pay Parent a fee equal to $40 million in immediately available funds (the “Company Termination Fee”); provided, however, that in the case of termination under Sections 7.1(d), (e) or (g) (but only based on Company’s willful breach in the case of (g)), such payment shall be made only if (i) prior to such termination of this Agreement, an Acquisition Proposal shall have been made known to Company or shall have been made directly to the shareholders of Company or otherwise become publicly known or any Person shall have publicly announced or made known an intention (whether or not conditional) to make an Acquisition Proposal, and (ii) within twelve months following the termination of this Agreement, the Company enters into a definitive agreement in respect of, or consummates or submits to its shareholders for approval, a transaction in respect of any Acquisition Proposal (whether or not such Acquisition Proposal was made known to the Company or publicly announced prior to termination of this Agreement); provided that for purposes of this Section 7.3(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3, except that the references therein to “25%” shall be deemed to be references to “a majority”. Such payment shall be made (i) in the case of a termination of this Agreement pursuant to Sections 7.1(d), (e) or (g) (but only based on Company’s willful breach in the case of (g)), upon execution of a definitive agreement described in the previous sentence and (ii) in the case of a termination of this Agreement pursuant to Section 7.1(f)(ii) concurrent with such termination.

Section 7.4  Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Parent and Company. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company.

Section 7.5  Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1  Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement and in any document delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

Section 8.2  Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)  if to Parent or Merger Sub, to:

Computer Sciences Corporation
2100 East Grand Avenue
El Segundo, California 90245
Attention: General Counsel
Facsimile No.: (310) 322-9767

With a copy to:

Gibson, Dunn & Crutcher LLP
2029 Century Park East
Los Angeles, California 90067
Attention: Mark S. Lahive, Esq.
Facsimile No.: (310) 552-7038

(b)  if to Company, to:

Covansys Corporation
32605 West Twelve Mile Road
Farmington Hills, Michigan 48334
Attention: John A. Stanley, Chair of Special Committee
of Board of Directors
General Counsel
Facsimile No.: (248) 848-9741

With a copy to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
Attention: David H. Landau, Esq.
Evan L. Greebel, Esq.
Facsimile No.: (212) 940-8776

Section 8.3  Interpretation; Certain Definitions   (a)  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole. For purposes of this Agreement, the term “plan of merger” shall mean a plan of merger within the meaning of Section 701 of the MBCA.

(b)  For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Section 8.3:

“affiliate” shall have the meanings given to such term in Rule 12b-2 promulgated under the Exchange Act.

“beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act. Phases such as “beneficially own” or “own beneficially” have correlative meanings.

“business day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Company Material Adverse Effect” shall mean any event, circumstance, change, effect or development (each, a “Change”) that, individually or in the aggregate, and taken together with all Changes, (i) is, or is reasonably likely to be, materially adverse to the business, results of operations, assets (including intangible assets), financial condition of Company and its Subsidiaries, taken as a whole, or (ii) would have a material adverse effect on the ability of Company to consummate the Merger prior to the End Date; provided, however, that no Change to the extent resulting from any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” under clause (i) of this definition has occurred: (A) general market, economic or political conditions, (B) general market, economic or political conditions in the industries in which Company or any of its Subsidiaries conducts business, (C) any change arising as a result of any weather conditions, natural disasters, acts of war, sabotage or terrorism, military actions or the escalation thereof or other force majeure events, (D) general market, economic or political conditions in India (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), (E) changes in GAAP or changes in the interpretation of GAAP with respect to Tax matters or as a result of or arising from an audit review of the consolidated financial statements of Company and its Subsidiaries, in either case, pursuant to which Company is required to change its prior accounting policies or practices, (F) any material weakness in internal controls over financial reporting, in and of itself (it being understood that the underlying causes or consequences of any such material weakness may be deemed to constitute a Company Material Adverse Effect and may be taken into consideration when determining whether there has occurred a Company Material Adverse Effect), (G) any changes in Law, (H) the pendency or announcement of this Agreement, including without limitation the Merger or any customer or supplier reaction to the identity of Parent, (I) compliance with the terms of, or the taking of any action required by, this Agreement, (J) any litigation brought or threatened by shareholders of either Company or Parent (whether on behalf of Company, Parent or otherwise) asserting allegations of a breach of fiduciary duty relating to this Agreement, violations of securities Laws in connection with the Proxy Statement or otherwise in connection with this Agreement, (K) any action required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with the Proxy Statement, (L) any decrease in the market price or trading volume of the Company Common Stock (it being understood that the underlying cause or causes of any such decrease may be deemed to constitute, in and of itself and themselves, a Company Material Adverse Effect and may be taken into consideration when determining whether there has occurred a Company Material Adverse Effect), (M) Company’s failure to meet any internal or published projections, forecasts or revenue or earnings predictions or published industry analyst expectations (it being understood that the underlying cause or causes of any such failure may be deemed to constitute, in and of itself and themselves, a Company Material Adverse Effect and may be taken into consideration when determining whether there has occurred a Company Material Adverse Effect), or (N) the formal investigation of Company, captioned In the Matter of Covansys Corp. (C-03825), being conducted by the Enforcement Staff of the SEC.

“Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature.

“Environmental Law” means any and all applicable Laws and regulations promulgated thereunder, relating to the protection of the environment (including, without limitation, ambient air, surface water, groundwater or land) or human health as affected by the environment or Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

“Fortune” means Fortune Info Tech Ltd., a company organized under the laws of India.

“Hazardous Substance” means any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including, without limitation, petroleum and petroleum products, polychlorinated biphenyls and asbestos.

“knowledge” of a Person shall mean, with respect to any matter in question, the knowledge of the Chief Executive Officer, Chief Financial Officer or General Counsel of such Person.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Parent Material Adverse Effect” shall mean any Change that would prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent or Merger Sub to perform in all material respects their covenants and obligations under this Agreement.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

Section 8.4  Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Facsimile signatures shall be acceptable and binding.

Section 8.5  Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing) and shall survive any termination of this Agreement in accordance with its terms and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.9.

Section 8.6  Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.7  Specific Performance. The parties hereby acknowledge and agree that money damages may not be a sufficient remedy for any breach of this Agreement and that each party shall be entitled to equitable relief, including injunction or specific performance, as a remedy for any such breach.

Section 8.8  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Section 8.9  Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal district court located within Wayne County, in the State of Michigan, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such courts). Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Michigan with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any state or federal district court located in Wayne County in the State of Michigan, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.10  Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Parent may assign any or all of its rights and obligations under this Agreement to one or more of its direct or indirect wholly-owned Subsidiaries without the consent of the Company, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.11  Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

COMPUTER SCIENCES CORPORATION

By:  /s/ Paul T. Tucker
Name: Paul T. Tucker
Title: Vice President - Corporate Development

SURFSIDE ACQUISITION CORP.

By:  /s/ Paul T. Tucker
Name: Paul T. Tucker
Title: Vice President

COVANSYS CORPORATION

By:  /s/ Rajendra B. Vattikuti
Name: Rajendra B. Vattikuti
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger